Exhibit 14.(a).4

CONSENT

I hereby consent to the inclusion of the summary of my appraisal of Alon Holdings Blue Square's investment property under the captions “Summary of Significant Accounting Policies” (note 2f) and “Investment Property” (note 7) in the consolidated financial statements of Alon Holdings Blue Square-Israel Ltd. contained in the Annual Report on Form 20-F of Alon Holdings Blue Square-Israel Ltd. for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Barak, Friedman Cohen & Co.
June 26, 2011	Barak, Friedman Cohen & Co.
Economic & Real Estate Appraisal